EXHIBIT 99.1

Vical Reports Second Quarter 2015 Financial Results and Progress in Key Development Programs

SAN DIEGO, July 30, 2015 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and six months ended June 30, 2015. Net loss for the second quarter of 2015 was $2.8 million, or $0.03 per share, compared with a net loss of $4.0 million, or $0.05 per share, for the second quarter of 2014. Revenues for the second quarter of 2015 were $4.2 million, compared with revenues of $4.5 million for the second quarter of 2014, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under our ASP0113 collaborative agreements. ASP0113 is Vical's therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical had cash and investments of $43.7 million at June 30, 2015. The Company's net cash burn for the second quarter of 2015 was $2.5 million, which reflects the advancement of the Company's clinical programs and its ongoing efforts to manage its operating expenses. The company is updating its 2015 full year cash burn guidance to a range of between $9 million and $12 million down from its previous forecast of between $12 million and $15 million.

Program highlights include:

ASP0113 CMV Vaccine

  Enrollment in the multinational Phase 3 registrational trial in approximately 500 hematopoietic cell transplant recipients is ongoing and the trial is more than 50% enrolled. Astellas recently updated its enrollment projection and now expects enrollment to be completed by the third quarter of 2016, instead of the original plan of the end of 2015. Astellas anticipates the top-line data to be available in the fourth quarter of 2017.

  Enrollment in the multinational Phase 2 trial in kidney transplant recipients is complete. The trial has enrolled 150 subjects. Top-line trial data are expected to be available in the second half of 2016.

CyMVectin™ Vaccine

  CyMVectin™ is Vical's prophylactic DNA vaccine designed to prevent CMV infection in women of child-bearing potential. This vaccine is comprised of our gB-encoding plasmid formulated with Vical's proprietary adjuvant Vaxfectin®. In April Vical announced promising preclinical data in collaboration with Drs. Michael McVoy and Stuart Adler of Virginia Commonwealth University (VCU). Vical has signed an agreement with VCU to conduct an investigator sponsored Phase 1 clinical trial to determine the vaccine induced antibody responses in normal healthy subjects who are CMV seronegative.

HSV-2 Vaccine

  In June 2015, Vical announced that its therapeutic vaccines against genital herpes designed to reduce genital lesions and viral shedding in HSV-2 infected patients did not meet the primary endpoint in the ongoing Phase 1/2 study. The bivalent vaccine did meet two prospectively defined secondary endpoints, reduction in lesion rate and reduction in viral load.

  Vical will continue to follow each subject for a period of 12 months for safety and 9 months for efficacy following the last vaccine dose. Vical expects that additional efficacy data will be available in December 2015, including clinical endpoints, lesion rate and lesion recurrence rate, as well as immunological data. Based on these data, Vical will determine the appropriate next steps for this program.

VL2397 Antifungal Compound

  In March 2015, Vical expanded its infectious disease portfolio with the addition of a novel antifungal, VL2397, in-licensed from Astellas. Vical is targeting initiation of a Phase 1 trial in the first half of 2016. Vical, together with Astellas, plans to present additional preclinical data at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) conference in September 2015.

Vical will conduct a conference call and webcast today, July 30, at noon Eastern Time, to discuss the Company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2472 (preferred), or (888) 438-5535 (toll-free), and reference confirmation code 1302755. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 1302755. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the timing of enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine, VL2397, CyMVectin™ or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues:
Contract and grant revenue	$ 3,681	$ 3,951	$ 7,955	$ 6,069
License and royalty revenue	495	554	1,165	883
Total revenues	4,176	4,505	9,120	6,952
Operating expenses:
Research and development	2,457	2,379	6,094	4,525
Manufacturing and production	2,379	3,650	5,320	5,165
General and administrative	2,132	2,541	4,355	4,810
Total operating expenses	6,968	8,570	15,769	14,500
Loss from operations	(2,792)	(4,065)	(6,649)	(7,548)
Net investment and other income	30	25	66	53
Net loss	$ (2,762)	$ (4,040)	$ (6,583)	$ (7,495)
Basic and diluted net loss per share	$ (0.03)	$ (0.05)	$ (0.07)	$ (0.09)
Weighted average shares used in computing basic and diluted net loss per share	91,889	87,319	91,409	87,219

Balance Sheets			June 30,	December 31,
(in thousands)			2015	2014
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 41,741	$ 47,152
Other current assets			4,697	4,178
Total current assets			46,438	51,330
Long-term investments			1,980	1,971
Property and equipment, net			2,207	2,639
Other assets			1,756	2,039
Total assets			$ 52,381	$ 57,979

Liabilities and stockholders' equity:
Current liabilities			$ 4,545	$ 5,201
Long-term liabilities			618	856
Stockholders' equity			47,218	51,922
Total liabilities and stockholders' equity			$ 52,381	$ 57,979
CONTACT: Andrew Hopkins
         (858) 646-1127
         Website: www.vical.com

         Anthony Ramos
         Vice President and Chief Accounting Officer